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                                                                   Exhibit 10.32

(MEDICAL PROPERTIES TRUST LOGO)

March 14, 2005

S. Chris Herndon
Chief Financial Officer
Lazard Group
15958 City Walk
Suite 260
Sugar Land, TX 77479

     RE: COMMITMENT LETTER FOR COVINGTON, LOUISIANA AND DENHAM SPRINGS, LOUISIANA LONG-TERM ACUTE CARE HOSPITALS

Dear Mr. Herndon:

MPT Operating Partnership, L.P.. or an affiliated entity ("MPT"), is pleased to extend its commitment to Covington Healthcare Properties, LLC and Denham Springs Healthcare Properties. LLC and/or certain of their designated affiliates (collectively, the "SELLERS") respecting the acquisition of certain real estate and improvements (the "Real Estate") relating to that certain hospital located in the Covington, Louisiana area on approximately ten (10) acres and that certain hospital located in the Denham Springs, Louisiana area on approximately six (6) acres (the "Facilities") and the leaseback of the Real Estate to Gulf States LTACH of Covington, LLC. Gulf States LTACH of Denham Springs, LLC and/or certain of their designated affiliates (collectively, the "LESSEES"), on an absolute net basis. The closing of the transactions described in this Commitment Letter (the "Transaction") is contingent upon and subject to: (i) MPT being satisfied, in its sole discretion, with the results of its due diligence investigation of SELLERS. LESSEES, the Real Estate and the Facilities, (ii) the execution of mutually-acceptable definitive agreements relating to the
Transaction: (iii) MPT's receipt of a title insurance policy and survey respecting the Real Estate, provided at SELLERS' expense, which are in form and substance satisfactory to MPT: (iv) MPT's receipt of a recent phase one environmental study, provided at SELLERS' expense, which is in form and substance satisfactory to MPT; (v) MPT's receipt of an engineering report respecting the condition of the Real Estate and the Facilities, provided at SELLERS' expense, which is in form and substance satisfactory to MPT. (vi) the receipt of any consents and approvals of governmental entities or third parties required for SELLERS' conveyance of the Real Estate to MPT; (vii) the approval of the Transaction by the Board of Directors of Medical Properties Trust. Inc.; and (viii) such other conditions to such closing as are described herein or as are customary in similar transactions.

Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 1 501 Birmingham, Alabama 35242
205.969.3755. Fax 205.969.3756. www.medicalpropertiestrust.com
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                                    ARTICLE 1

                                   BASIC TERMS

SECTION 1.1 BASIC TRANSACTION: MPT has committed Seventeen Million One Hundred and Fifty Thousand Dollars ($ 17,150,000) (the "Commitment Amount") to acquire the Real Estate. Subject to the terms and conditions herein, MPT shall purchase the Real Estate from SELLERS and MPT shall lease the Real Estate back to LESSEES from the Closing Date (as herein defined). MPT shall not assume any liabilities of SELLERS in connection with the Transaction.

     SECTION 1.1.1 CONVEYANCE OF REAL ESTATE: Upon the Closing Date, MPT shall acquire the Real Estate for a purchase price (the "Purchase Price") equal to Seventeen Million One Hundred and Fifty Thousand Dollars ($17,150,000) plus other costs and charges which may be capitalized. The conveyance of the Real Estate shall be by general warranty deed and such other documents and instruments necessary to convey the Real Estate free and clear of any liens, restrictions and encumbrances whatsoever, except for liens, restrictions and encumbrances as may be agreed to in definitive agreements related to the transaction (the "Permitted Exceptions"). SELLERS shall be responsible for all recording fees related to such conveyances.

     SECTION 1.1.2 SYNDICATION: MPT agrees that up to Thirty Percent (30%) of the equity in the MPT entity which will hold title to the Real Estate may be owned by the owners, operators and practicing physicians of LESSEES. MPT and LESSEES shall work together to determine which persons shall have an opportunity to invest in such MPT entity. Any such investors shall invest on an equal economic basis with MPT.

     SECTION 1.1.3 UPREIT TRANSACTION: Upon request of SELLERS, MPT will structure the Transaction as a contribution of real estate to an MPT affiliate for consideration comprised of cash and limited partnership units of the MPT affiliate. The number of such units are subject to mutual determination by the parties, the aggregate value of such units is not expected to exceed $1,000,000.

SECTION 1.2 LEASES: The parties shall execute on the Closing Date lease agreements for the Real Estate in a form mutually satisfactory to the parties (the "Leases") generally in accordance with the terms set forth herein. The term of the Leases shall be for a period of fifteen (15) years commencing on the Closing Date and shall provide for three (3) options to extend the Leases for five (5) years so long as there are no uncured defaults and the options are exercised at least twelve (12) months prior to any expiration of the Leases. The respective Leases shall be cross-defaulted and cross-collateralized. The Leases shall contain subordination and non-disturbance clauses, to such transactions. The Leases will provide that, so long as there are no uncured defaults under the Leases, LESSEES shall, at the end of the initial lease term and each extension term and within 90 days of notification from MPT of MPT's intention to terminate the engagement of LESSEES or affiliates as the management company managing the Facilities as the result of an event of default, have the right and option to repurchase the Real Estate from MPT at the greater of (i) the appraised fair market value of the Real Estate (which appraisal shall assume that the Leases remain in effect for a term of fifteen (15) years and shall not take into account any purchase options contained therein), or (ii) the Purchase Price increased annually by


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the greater of (A) Two and One-Half Percent (2.5%) or (B) the rate of increase in the Consumer Price Index on each Adjustment Date. As used herein, the term "Consumer Price Index" shall mean the Consumer Price Index, all urban consumers, all items. U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). Such purchase option will include provisions for notice and closing periods.

SECTION 1.3 RENTS: The Leases for the Real Estate shall provide for the following rent:

     SECTION 1.3.1 BASE RENT: The aggregate base rent ("Base Rent") for the Real Estate shall be an initial annual rate of Ten and One-Half Percent (10.50%) (the "Base Rent Rate") of the Purchase Price plus any costs and charges that may be capitalized.

     SECTION 1.3.2 RENT INCREASE: On each January 1st (each such date an "Adjustment Date"), the Base Rent Rate shall be increased by an amount equal to the greater of (i) Two and One-Half Percent (2.5%), or (ii) the percentage by which the Consumer Price Index on the Adjustment Date shall have increased over the Consumer Price Index figure in effect on the previous January 1st. However, on the initial Adjustment Date, the adjustment shall be prorated.

     SECTION 1.3.3 REPAIR AND REPLACEMENT RESERVE: Commencing on the Closing Date and on each January 1st thereafter. LESSEES will be required to make annual deposits into a repair and replacement reserve (the "Repair and Replacement Reserve"), at a financial institution of MPT's choosing, in an amount to be agreed upon by MPT and LESSEES. Such reserve shall be used for the repair and replacement of capital items related to the Real Estate, as shall be expressly provided in the Leases. Any funds remaining in the Repair and Replacement Reserve upon the expiration of the Leases shall be returned to LESSEES.

SECTION 1.4 ABSOLUTE NET LEASE: The Real Estate will be leased to LESSEES on an absolute net or fully netted basis. LESSEES will be responsible for all costs of maintaining the Real Estate, including, but not limited to taxes, insurance, maintenance, and capital improvements.

SECTION 1.5 ADDITIONAL SECURITY: As additional security for the performance of LESSEES' obligations under the Leases. MPT shall be granted a security interest in LESSEES' personal property (excluding accounts receivable and the proceeds thereof) and shall receive from LESSEES an assignment of any rents and leases. The Leases, together with any other agreements between MPT and LESSEES, shall be cross-defaulted and cross-collateralized. LESSEES shall not place or allow any other liens to be placed on the personal property without MPT's approval, which approval shall not be unreasonably withheld. MPT acknowledges and approves of LESSEES' current hospital bed financing and working capital financing. Additionally, Team Rehab, LLC. Jamestown Properties, LLC. and Gulf States Health Services, Inc. shall jointly and severally guarantee the Leases.

SECTION 1.6 COMMITMENT FEE: Upon the execution of this Commitment Letter SELLERS and LESSEES shall pay a commitment fee to MPT of Twenty Five Thousand Dollars ($25,000). The commitment fee will be non-refundable, provided, however, that SELLERS and LESSEES will be paid a full refund ($25,000) if Closing does not occur as a result of MPT's failure to perform (unless such failure is as a result, of SELLERS and/or LESSEES failure to perform). If Closing does not occur as a result of an appraisal value unacceptable to MPT, the commitment fee will be refunded less any


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expenses incurred by MPT. Additionally, upon the Closing, SELLERS and LESSEES shall pay a nonrefundable commitment fee equal to One Percent (1.0%) of the Purchase Price, less the Twenty Five Thousand Dollars ($25,000) previously paid in commitment fees.

SECTION 1.7 CLOSING DATE: MPT, SELLERS, and LESSEES agree that time is of the essence and that the parties will prepare, negotiate, and execute Definitive Documents consistent with the terms hereof and will use their good faith reasonable efforts to close the Transaction (the "Closing") as soon as possible with a goal of closing by April 30, 2005. However, in no event shall the Closing occur any later than May 31, 2005. without an extension in writing of this Commitment Letter by MPT. The actual date upon which the Closing occurs shall be referred to as the "Closing Date."

SECTION 1.8 FINANCIAL INFORMATION AND COVENANTS: MPT must receive, prior to the Closing, financial statements of SELLERS and LESSEES for the three most recent fiscal years (or such shorter period of SELLERS or LESSEES existence) and any current year-to-date interim, management-generated financial statements of SELLERS and LESSEES and certified by SELLERS and LESSEES, together with five-year forecasts of operations for the facilities. The Leases will require that MPT receive on a continuing basis during the term of the Leases, within the times as hereinafter set forth, the following:

          (a) Within ninety (90) days after the end of each year beginning for the year ending December 31, 2005, audited GAAP-basis financial statements of LESSEES and the facilities by a nationally-recognized accounting firm or an independent certified public accounting firm reasonably acceptable to
     MPT: plus

          (i) Within forty-five (45) days after the end of each quarter, current financial statements of LESSEES and the facilities, on a quarterly, year-to-date, and prior year comparable basis, certified by LESSEES to be true and correct;

          (ii) Within thirty (30) days after the end of each month, current operating statements of the facilities certified to be true and correct; and

          (iii)Such other financial and operating statements and analyses as MPT may reasonably request.

          (b) Upon request, a certificate, in form acceptable to MPT and LESSEES, that no event of default as defined in the Leases or in any other lease between LESSEES, or its affiliates, and MPT, or its affiliates (a "Default"), then exists and no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute a Default.

          (c) Within ten (10) days of receipt, any and all notices (regardless of form) from any and all licensing or certifying agencies that any license or certification, including, without limitation, the Medicare or Medicaid certification of either of the Facilities, is being downgraded, revoked, or suspended or that action is pending or being considered to downgrade, revoke, or suspend either of the facilities license or certification.


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          (d) MPT reserves the right to require such other financial information from LESSEES at such other times as it shall deem reasonably necessary. All financial statements must be in such form and detail as MPT shall from time to time, but not unreasonably, request.

SECTION 1.9 COVENANTS AND EVENTS OF DEFAULT: In addition to other customary defaults and remedies, the Leases shall provide for the following covenants, events of default, and remedies, subject to a limited forbearance, as set forth in the Leases, of the enforcement of these covenants during a period in which operations at the Facilities are normalized:

     SECTION 1.9.1 FIRST TIER DEFAULTS: The failure or breach of any of the following covenants shall constitute an event of default and MPT shall have the rights and remedies provided for herein:

          (i) The total required payments of the total debt of LESSEES when added to the total rent shall generate a coverage ratio to the Facilities' EBITDAR (based on trailing twelve (12) months) equal to or in excess of One Hundred Thirty-Five Percent (135%);

          (ii) LESSEES' total debt shall not, on a consolidated basis, exceed Seventy Five Percent (75%) of the greater of (A) the total capitalization of the LESSEES, or (B) market value of the LESSEES based on twelve (12) months' trailing EBITDAR times four (4.0);

          (iii) LESSEES shall, on a consolidated basis, generate a total lease coverage from EBITDAR (based on trailing twelve (12) months) of at least One Hundred Seventy-Five Percent (175%); or

          (iv) LESSEES shall not, on a consolidated basis, experience three (3) consecutive quarters with declines in net revenue and generate a total lease coverage from EBITDAR (based on trailing twelve (12) months) of less than Two Hundred Percent (200%).

     Upon the occurrence of any of the foregoing specifically-described defaults, MPT may, at its option, require LESSEES to terminate the engagement of the management company managing the Facilities and replace such management company with a manager chosen by MPT.

     SECTION 1.9.2 SECOND TIER DEFAULTS: The failure or breach of any of the following covenants shall constitute an event of default and MPT shall have the rights and remedies provided for herein:

          (i) LESSEES total debt shall not exceed One Hundred Percent (100%) of the greater of (A) the total capitalization of LESSEES, or (B) market value of the LESSEES based on twelve (12) months' trailing EBITDAR times four (4.0);

          (ii) LESSEES shall, on a consolidated basis, generate a total lease coverage from EBITDAR (based on trailing twelve (12) months) of at least One Hundred Twenty-Five Percent (125%);

          (iii) LESSEES shall not, on a consolidated basis, experience six (6) consecutive quarters of falling net revenue and generate a total lease coverage from EBITDAR (based on trailing twelve (12) months) of less than One Hundred Fifty Percent (150%); or


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          (iv) LESSEES shall not be in payment default on any of its corporate debt or other leases or be declared to be in material default by any of its corporate lenders, unless such default is cured within the cure periods provided for therein.

     Upon the occurrence of any of the foregoing specifically-described defaults. MPT may, at its option, require LESSEES to terminate the engagement of the management company managing the Facilities and replace such management company with a manager approved by MPT and may proceed with any remedy MPT has available to it. including, without limitation, terminating the leases.

SECTION 1.10 SUBLEASE, MANAGEMENT AND ASSIGNMENT: LESSEES shall not sublease or assign (which will be broadly defined) the Leases; provided, however, that any such assignee shall have, in MPT's sole discretion, credit and operating characteristics equal to or stronger than LESSEES'. Any such assignment shall not release the LESSEES. Any sublease shall be subordinate to the Lease and may be terminated or left in place by MPT in the event of a termination of the Leases.

SECTION 1.11 CAPITALIZATION: Team Rehab. LLC, Gulf States Health Services, Inc. Jamestown Properties, LLC. and LESSEES will, at closing and to be maintain at all times during the Leases, an aggregate tangible net worth to be mutually agreed upon with MPT. Capitalization shall include the required letter of credit discussed in Section 1.12 below.

SECTION 1.12 LETTER OF CREDIT: Simultaneously with the execution and delivery of the Leases by SELLERS and LESSEES, SELLERS and LESSEES shall obtain and deliver to MPT an unconditional and irrevocable letter of credit from a bank (or similar collateral) acceptable to MPT, naming MPT as beneficiary and in an amount equal to six (6) months' Base Rent under the Leases. Once operations have sustained EBITDAR coverage of at least two (2) times Base Rent for eight (8) consecutive fiscal quarters, the letter of credit may be reduced to an amount equal to three
(3) months; Base Rent. if, however, after satisfying the conditions necessary to reduce the letter of credit to three (3) months' Base Rent. EBITDAR coverage subsequently drops below two (2) times Base Rent for two (2} consecutive fiscal quarters, the letter of credit shall again increase to six (6) months' Base Rent.

                                   ARTICLE II

                                 THE FACILITIES

SECTION 2.1 ACCESS TO INFORMATION: From the date hereof. SELLERS and LESSEES will provide MPT and its representatives (including architects, engineers, surveyors, attorneys, accountants, investment bankers, and other representatives) with reasonable and available access to the Real Estate and the officers, agents, and employees of SELLERS and LESSEES, and SELLERS and LESSEES shall furnish or cause to furnish such representatives with all financial, operating, and other data or information relating to the LESSEES and the Real Estate as may be reasonably requested in connection with MPT's due diligence review.

SECTION 2.2 APPROVAL OF THE FACILITIES: MPT shall have the right to review and be satisfied with all aspects of the Real Estate and the Facilities, including, without limitation, the location of all roads and interchanges in relation to the Real Estate, the location of all property lines, utilities, casements. rights-of-way, common areas and amenities affecting the Facilities, the soil and subsurface engineering


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studies, and any investigations and reports that support and justify the location of the Facilities. The Real Estate shall include such easements, rights-of-way and other privileges as are necessary to conduct the business of the Facilities.

SECTION 2.3 MPT'S RIGHT TO INSPECT FACILITIES: MPT and its representatives shall have the right to make periodic inspections of the Real Estate and the Facilities from time to time upon reasonable prior notice to LESSEES. MPT shall use every effort to not disrupt the patient care being provided at the Facilities MPT recognizes the importance of patient privacy.

SECTION 2.4 EXPANSIONS AND RENOVATIONS: So long as MPT is the owner of the Real Estate. MPT shall have a right of first opportunity to fund any expansions or material renovations requested by LESSEES at the Facilities. The lease term for the expansions or renovations shall be identical to the term of the Leases.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

Prior to the Closing, and in addition to any conditions addressed elsewhere in this Commitment Letter. MPT shall have been furnished with the following, each of which must be in form and substance reasonably satisfactory to MPT in its sole discretion:

SECTION 3.1 GOVERNMENTAL APPROVALS AND LICENSES: Copies of all permits, licenses and other approvals of governmental authorities required for the operation of the Facilities for their intended use, together with satisfactory written evidence from LESSEES to MPT that the operation and use of the Facilities are in accordance with all applicable governmental requirements.

SECTION 3.2 TITLE INSURANCE: At SELLERS' expense, a title insurance policy conforming to the requirements set forth in Exhibit A, and issued by a title insurance company satisfactory to MPT, insuring the Real Estate. The title policy shall contain no exceptions other than Permitted Exceptions and shall contain a general comprehensive endorsement (ALTA 9), an ALTA 3.0 Zoning endorsement and such other endorsements as MPT may require. SELLERS will provide any customary affidavits and certifications required by the title company.

SECTION 3.3 INSURANCE: LESSEES must provide evidence to MPT that LESSEES are maintaining insurance on the Facilities as set forth in Exhibit B. and that MPT and any lender of MPT are named as additional insureds and, where applicable, loss payees.

SECTION 3.4 UCC SEARCHES: UCC searches.

SECTION 3.5 ZONING: Evidence that the Real Estate, and the use and occupancy thereof, will comply with all applicable governmental requirements related to planning, zoning and land use.

SECTION 3.6 ATTORNEY'S OPINION: An opinion of counsel for SELLERS and LESSEES and any guarantor addressed to MPT covering such matters as MPT and MPT's counsel may reasonably require.


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SECTION 3.7 ENVIRONMENTAL MATTERS: An environmental indemnity agreement, mutually acceptable to SELLERS and MPT, executed by SELLERS and any guarantor, jointly and severally, in favor of MPT. Pursuant to that agreement, SELLERS and any guarantor shall make various environmental representations and warranties to MPT and shall indemnify and hold harmless MPT from environmental claims and liabilities, including, without limitation, claims and liabilities arising from any hazardous or toxic materials present on the real property constituting the Facilities and from any violations of environmental laws and regulations.

SECTION 3.8 ORGANIZATIONAL DOCUMENTS: Certified copies of the organizational documents of SELLERS, LESSEES, and any guarantor, together with such resolutions consents and similar documents evidencing the authorization of the transactions contemplated by this commitment as MPT and its counsel may require.

SECTION 3.9 APPRAISAL: MPT acknowledges that, in order to facilitate a timely closing, SELLERS, at their expense, have ordered an appraisal on the Real Estate showing the fair market value thereof the "Appraised Value"). The appraisal must meet all applicable governmental requirements. The Appraised Value shown by such appraisal must be equal to or exceed the Purchase Price. The appraiser will provide a reliance letter addressed to MPT that expressly states that MPT may rely on such appraiser's statement and determination of the Appraised Value of the Real Estate.

SECTION 3.10 SURVEY: At SELLERS' expense, a current survey of the Real Estate prepared and certified by a duly registered land surveyor licensed and in good standing in the State of Louisiana and acceptable to MPT. The survey shall comply with ALTA requirements, shall show all improvements and encroachments located on the Real Estate and all recorded or visible easements, rights-of-way and similar encumbrances affecting the title to the Real Estate, shall contain a certification in the form shown on Exhibit C. and shall state whether or not the Real Estate lies within a designated flood hazard zone.

SECTION 3.11 OTHER: Such other documents, certificates, and the like, as may be customary in comparable transactions or as MPT or MPT's legal counsel may otherwise reasonably require.

                                   ARTICLE IV

                             ADDITIONAL REQUIREMENTS

SECTION 4.1 EXPENSES: All reasonable expenses incurred by MPT in connection with this Commitment Letter, the purchase of the Real Estate, and the Leases of the Real Estate shall be added to the Purchase Price for purposes of calculating Base Rent and repurchase amounts. Such expenses shall include, but not be limited to, third party reports and legal costs.

SECTION 4.2 MANAGEMENT: LESSEES, or a management company approved by MPT, will at all times manage the Facilities unless written approval is obtained from MPT or unless removed by MPT as provided for herein or in the Definitive Documents.

SECTION 4.3 SIGNS: MPT shall have the right to erect a sign approved by LESSEES, which such approval shall not be unreasonably withheld, at the Facilities stating that the Real Estate is owned by MPT.


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                                    ARTICLE V

                               GENERAL CONDITIONS

SECTION 5.1 REPRESENTATIONS OF SELLERS AND LESSEES: MPT's obligations under this Commitment Letter are subject to and contingent upon the material accuracy and completeness of all information, representations, and materials submitted with or in support of this transaction and SELLERS and LESSEES strict and timely compliance with all terms, conditions and requirements set forth herein.

SECTION 5.2 RIGHT TO SELL: LESSEES understand MPT may sell its interest in the Real Estate in whole or in part, LESSEES agree that any purchaser may exercise any and all rights of the landlord, as fully as if such had made the purchase directly from the SELLERS. MPT may divulge to any purchaser all information, reports, financial statements, certificates, and documents obtained by it from the SELLERS and LESSEES.

SECTION 5.3 ENTIRE AGREEMENT, MODIFICATIONS AND AMENDMENTS: This Commitment Letter and the Confidentiality Agreement described in Section 5.7 contain the entire agreement of SELLERS, LESSEES, and MPT with respect to the Transaction and supersede any prior or contemporaneous understanding or commitment. MPT has made no representations to SELLERS or LESSEES that are not set forth in this Commitment Letter. No changes in this Commitment Letter shall be binding unless in writing and executed by the party against whom enforcement of the change is sought.

SECTION 5.4 TIME: Time is of the essence with respect to all dates and periods of time set forth in this Commitment Letter.

SECTION 5.5 ACCEPTANCE OF COMMITMENT: Upon return by SELLERS to MPT of a fully-executed copy of this Commitment Letter by the time set forth below, this Commitment Letter will constitute an agreement of SELLERS to accept the Commitment Letter in accordance with the terms and conditions set out above. If said executed copy of this Commitment Letter is not received by MPT by 5:00 p.m. Central time on March 14, 2005. this Commitment Letter shall be null and void and of no further force and effect unless extended in writing by MPT.

SECTION 5.6 PRIOR COMMITMENT LETTERS SUPERSEDED: This Commitment Letter supersedes and cancels all prior oral and written commitments made by and between MPT, SELLERS and LESSEES with respect to the Facilities.

SECTION 5.7 NO SHOP: In consideration of the substantial expenditures of time, effort and expense to be undertaken by MPT and its representatives in connection with its due diligence investigation and review of the Real Estate. SELLERS, LESSEES and the Facilities from the date hereof until April 30, 2005, neither SELLERS, LESSEES, nor any officer, director, member, partner, employee or agent of SELLERS or LESSEES shall, directly or indirectly, solicit, seek, enter into, conduct or participate in any discussions or negotiations or enter into any agreement with any other prospective person or entity, regarding the acquisition, transfer, financing, or leasing of the Facilities, whether through purchase, merger, assignment, mortgage, or otherwise.


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SECTION 5.8 NON-COMPETITION: LESSEES, SELLERS and their affiliates shall enter into a non-competition agreement, which agreement shall be in a form mutually acceptable to MPT, LESSEES, and SELLERS. The non-competition agreement shall prohibit competition within a ten (10) mile radius of the Facilities but will permit MPT, LESSEES and SELLERS acquisition, ownership, and operation of any facility within such radius if the operation of such facility will not have an adverse effect on the Facilities.

SECTION 5.9 PERMITTED DISCLOSURES: Notwithstanding any other agreement of the parties, in connection with its public offering or the private placement of its securities or MPT's efforts to obtain financing for the Real Estate. MPT may disclose that it has entered into this Commitment Letter with SELLERS and LESSEES respecting the Facilities and may provide other information regarding SELLERS, LESSEES and the Real Estate to its proposed investors in such public offering or private offering of its securities or any prospective lenders with respect to such financing of the Real Estate. SELLERS and LESSEES shall cooperate with MPT by providing financial and other information reasonably requested by MPT in connection with such offering of its securities or financing.

SECTION 5.10 CONFIDENTIALITY: The parties reaffirm the existence and validity of that certain confidentiality agreement between MPT and Team Rehab, LLC dated February 21, 2005 (the "Confidentiality Agreement") and agree to continue to comply with all of the terms and provisions thereof.

SECTION 5.11 ASSIGNMENT: This Commitment Letter and all rights of the parties hereunder shall not be assigned by any party without the prior written approval of the other parties: provided, however, that any party may assign its rights and obligations hereunder to any entity controlling, controlled by, or under common control with the other: provided, however, that no such assignment shall relieve any party of any liability hereunder.

SECTION 5.12 EXHIBITS: The exhibits indicated below are attached hereto and by this reference made a part hereof:

     Exhibit A - Title insurance policy requirements.

     Exhibit B - Insurance Requirements

     Exhibit C - Surveyor's Certificate requirements


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Please indicate acceptance of the terms and conditions set forth in this
Commitment Letter by signing a copy of this Commitment Letter below. This Commitment Letter may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement.

                                            Sincerely,

                                            MPT OPERATING PARTNERSHIP, L.P.


                                            By: /s/ Emmett E. McLean
                                                --------------------------------
                                                Emmett E. McLean
                                                Executive Vice President and
                                                Chief Operating Officer

Accepted and Agreed to:

COVINGTON HEALTHCARE PROPERTIES, LLC


By: /s/ S. Chris Herndon
    ---------------------------------
Its : Manager

Dated: 3/14/05


DENHAM SPRINGS HEALTHCARE PROPERTIES, LLC


By: /s/ S. Chris Herndon
    ---------------------------------
Its : Manager

Dated: 3/14/05


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
                                    EXHIBIT A

                          TITLE INSURANCE REQUIREMENTS

MPT Operating Partnership, LP as Purchaser
Title Insurance Requirements

1. "Title Policy" means a title insurance policy in American Land Title Association ("ALTA") 1992 form, or such other form as may be approved by MPT, issued by a title insurer approved by MPT with reinsurance as required by MPT to be on ALTA Facultative Reinsurance Agreement (rev 4/6/90) such that the maximum single risk assumed by single title insurer may not exceed 25% of that company's capital, surplus, and statutory reserves. Each title insurer issuing insurance required hereby must be licensed to insure properties in the jurisdiction in which the Facilities is located.

2. The amount of the owner's title insurance policy on each of the Facilities must equal the Purchase Price. The policy must insure against all standard exceptions (e.g. parties in possession, matters shown on public records, matters which an accurate survey would show, and real estate taxes currently due) and must be effective as of the date of the Closing. The title policy must include such affirmative insurance endorsements as MPT may require to the extent not prohibited by the laws or insurance regulations of the state where the Facilities are located, including without limitation, a zoning compliance endorsement, a street access endorsement, a comprehensive (ALTA Form 9) endorsement, a "Fairways" (change of partners) endorsement, an endorsement negating imputation of knowledge to MPT, an endorsement that the Facilities are assessed for real estate taxes separate from any other property (i.e. the property consists of a single tax lot and is not part of a larger tax lot).

                                    EXHIBIT B

                             INSURANCE REQUIREMENTS

I.   GENERAL REQUIREMENTS

     The General Requirements set forth herein shall be applicable to the insurance requirements outlined below in Paragraphs II and III throughout the term of this Commitment Letter.

     (A)  RELATING TO INSURER.

     All insurance coverages required by the Commitment Letter must be provided by insurance companies acceptable to MPT that are rated at least an "A. VIII" or better by Best's Insurance Guide and Key Ratings and a claim payment rating by Standard & Poor's Corporation of A or better. The aggregate amount of coverage provided by a single company must not exceed 5% of the company's policyholders' surplus. All insurance companies must be licensed and qualified to do business in the state where the insured collateral is located.

     Each insurance policy must (i) provide primary insurance without right of contribution from any other insurance carried by MPT. (ii) contain an express waiver by the insurer of any right of subrogation, setoff or counterclaim against any insured party thereunder including MPT, (iii) permit MPT to pay premiums at MPT's discretion and (iv) as respects any third party liability claim brought against MPT, obligate the insurer to defend MPT as an additional insured thereunder.

     (B)  RELATING TO DOCUMENTATION OF COVERAGE.

     The original copy of each insurance policy required hereunder shall be furnished to MPT, or in the case of a blanket policy, a copy of the original policy certified in writing by a duly authorized Agent for the insurance company as a "true and certified" copy of the policy, LESSEE shall not submit a Certificate of Insurance, in lieu of the certified copy of the policy. The original policy(ies) or certified copy of the policy(ies) must be delivered to MPT, effective with the commencement of each of the Facilities and furnished annually thereafter, prior to the expiration date of the preceding policy(ies).

     (C)  CANCELLATION AND MODIFICATION CLAUSE.

     1. The insurer hereby agrees that its policy will not lapse, terminate, or be canceled, or be amended or modified to reduce limits or coverage term unless and until MPT has received not less than sixty (60) days prior written notice thereof at the following address:

     MPT Operating Partnership, L.P
     Attention: Its: President
     1000 Urban Center Drive, Suite 501
     Birmingham, Alabama 35242

     2. Notwithstanding the foregoing, in the event of cancellation due to non-payment of premium, the insurer shall provide not less than ten (10) days Notice of Cancellation to:

     MPT Operating Partnership, L.P
     Attention: Its: President
     1000 Urban Center Drive, Suite 501
     Birmingham, Alabama 35242

II.  TYPES OF INSURANCE

     LESSEE will at all times keep the Facilities insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar Facilities. Without limiting the generality of the foregoing. LESSEE will obtain and maintain in effect the following amounts and types of insurance on each of the Facilities throughout the term of the Leases:

     (A) "ALL RISKS" or "SPECIAL" FORM PROPERTY INSURANCE

     All Risks or Special Form Property insurance against loss or damage to the building and improvements, including but not limited to perils of fire, lighting, water, wind, theft, vandalism and malicious mischief, plate glass breakage, and perils typically provided under an Extended Coverage Endorsement and other forms of broadened risk perils, and insured on a "replacement cost" value basis to the extent of the full replacement value of the Facility. The deductible amount thereunder shall be borne by LESSEE in the event of a loss and the deductible must not exceed $10,000 per occurrence. Further, in the event of a loss, LESSEE shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer, and LESSEE further agrees it will notify MPT of any loss in the amount of $25,000 or greater and that no claim at or in excess of $25,000 thereunder shall be settled without the prior written consent of MPT, which consent shall not be unreasonably withheld or delayed in MPT.

     (B) FLOOD AND EARTHQUAKE INSURANCE. (Required only in the event that the property is in a flood plain or earthquake zone).

     Insurance in an amount equal to the full replacement cost value of the Facility, subject to no more than a $25,000 per occurrence, deductible. The policy shall include coverage for subsidence.

     (C) LOSS OF EARNINGS INSURANCE.

     Insurance against loss of earnings in an amount sufficient to cover not less than 12 months' lost earnings and written in an "all risks" form, either as an endorsement to the insurance required under Paragraph II(A), or under a separate policy.

     (D) WORKERS COMPENSATION INSURANCE.

     Worker Compensation insurance covering all employees in amounts that are customary for LESSEE's industry.

     (E) LIABILITY INSURANCE.

     COMMERCIAL GENERAL LIABILITY: Commercial General Liability in a primary amount of at least $5,000,000 per occurrence. Bodily Injury for injury or death of any one person and $100,000 for Property Damage for damage to or loss of property of others, subject to a $10,000,000 annual aggregate policy limit for all Bodily injury and Property Damage claims, occurring on or about the Land or in any way related to the Project, including but not limited to any swimming pools or other recreational Facility or areas that are located on the Land or otherwise related to the Facility. Such policy shall include coverages of a Broad Form nature, including, but not limited to Explosion. Collapse and Underground (XCU). Product Liability. Completed Operations. Board Form Contractual Liability, Board Form Property Damage, Personal Injury, Incidental Malpractice Liability, and Host Liquor Liability.

     VEHICLE LIABILITY: Automobile and Vehicle Liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit amount of $1,000,000 per occurrence for Bodily injury; $100,000 per occurrence for Property Damage: subject to an annual aggregate policy limit of $1,000,000.

     UMBRELLA LIABILITY: Umbrella Liability insurance in the minimum amount of $10,000,000 for each occurrence and aggregate combined single limit for all liability with a $10,000 self-insured retention for exposure nor covered in underlying primary policies. The Umbrella Liability policy shall name in its underlying schedule the policies of Professional liability. Commercial General Liability, Garage Keepers Liability, Automobile/Vehicle Liability and Employer's Liability under the Workers Compensation Policy.

     PROFESSIONAL LIABILITY: Professional Liability insurance for LESSEE and any physician or other employee or agent of LESSEE providing services at the Facility in an amount not less than five million dollars ($5,000,000) per individual claim and ten million dollars ($10,000,000) annual aggregate.

     (F) COMMERCIAL BLANKET FIDELITY BOND INSURANCE.

     A Commercial Blanket Board covering all employees of the LESSEE including its officers, and the individual owners of the insured business entity, whether a joint-venture, partnership, proprietorship or incorporated entity, against loss as a result of their dishonesty. Policy limit shall be in an amount of at least $1,000,000, subject to a deductible of no more than $10,000 per occurrence.

                                    EXHIBIT C

                             SURVEYOR'S CERTIFICATE

The undersigned hereby certifies to MPT Operating Partnership, L.P. and ___, ______________ (the "Title Insurance Company"): (a) that he is a duly registered land surveyor in the State of ______________: (b) that the plat to which this certificate is affixed (the "Plat") is a true, complete and correct survey of the property described therein (the "Property") being approximately ___, ________ acres as further described by the Property Description on the Plat: (c) the Plat is based upon a field survey made _____________, ____. by me or directly under my supervision in accordance with the minimum standards established by the State of ______________ for surveyors and with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title surveys" jointly established and adopted by ALTA and ACSM in 1992 and meets the Accuracy standards (as adopted by ALTA and ACSM in 1992 and in effect on the date of this certification) of an Urban Survey, and contains items 1. 2. 3. 4(a). 8. 9. 10. 11(a), and 11(b) of Table A thereto: (d) that the Plat correctly shows the location of all buildings, structures and other improvements on the Property;
(e) that the Plant correctly shows the location of all casements, restrictions and rights-of-way described in title insurance commitment number ________________ effective as of _______________, _____. 1997, issued by the
Title Insurance Company (the "Title Commitment"): (f) that the legal description set forth in the Title Commitment is identical in all respects to all Property Description set forth on the Plat: (g) except as shown on the Plat there are no discrepancies between the boundary lines of the Property as shown on the Plat and as described in the legal description of record: (h) that the Plat casements indicate existing surface and underground transmission lines or utilities, such as natural gas, telephone, telegraph, TV cable, water, sewage and electrical power, including pipeline type and sizes with all utility pole locations with overhead wires indicated and the nearest available services clearly shown and dimensional; (i) that, except as shown on the Plat, there are (1) no visible easements or rights-of-way on the Property or any other easements or rights-of-way thereon of which the undersigned has knowledge. (2) no party walls on the Property. (3) no encroachments from the Property over adjoining premises, streets or roads by any buildings, structures or other improvements located on property, and (4) no encroachments on the Property by any buildings, structures or other improvements located on adjoining property: (j) that the boundary line dimensions as shown on the Plat form a mathematically closed figure within +/-
0.01 foot; (k) that the boundary lines of the Property are contiguous with the boundary lines of all adjoining parcels, roads, highways, street or alloys as described in their most recent respective legal description of record; (l) that the buildings, structures and other improvements located on the Property do not violate any building or setback lines; (m) that adequate ingress to and agree from the Property is provided by __________, the same being paved, dedicated public rights-of-way maintained by _____________ (name of maintaining authority): and (n) that the undersigned has consulted the National Flood Insurance Program Maps and has found that in accordance with said maps. Panel Number ___________ dated ____________ no portion of the Property lies within a flood hazard area, except as depicted on the Plat.

                      (Name of Surveyor, Registration No.)


                                       C-1